EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

QDM International Inc.

We consent to the inclusion in the foregoing Registration Statement of QDM International Inc. on the Form S-1 of our report for QDM International Inc. dated on June 29, 2022, relating to our audits of the accompanying consolidated balance sheets of QDM International Inc. as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the two years period ended March 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

September 2, 2022

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us